Exhibit 4.1

FIRST AMENDMENT TO
RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “First Amendment”) is made and entered into as of this 6th day of October, 2004, by and between KENNAMETAL INC. (the “Company”) and MELLON INVESTOR SERVICES LLC, as Rights Agent (the “Rights Agent”).

Recitals

     A.     The Company and the Rights Agent’s predecessor, ChaseMellon Shareholder Services, L.L.C., entered into a Rights Agreement effective as of November 2, 2000 (the “Rights Agreement”); and

     B.     The Board of Directors of the Company, by resolution duly adopted on October 6, 2004, authorized this First Amendment to the Rights Agreement.

Agreement

     The Company and the Rights Agent hereby amend the Rights Agreement as follows:

          1.      Section 1(a) of the Rights Agreement is hereby amended by deleting the phrase “upon the affirmative vote of a majority of the Disinterested Directors” from the 11th line and 15th line of Section 1(a).

          2.      Section 1(h) of the Rights Agreement (“Disinterested Director") shall be deleted in its entirety. The term "[Reserved]” shall be used in its place.

          3.      Section 11(a)(ii)(B) of the Rights Agreement is hereby amended by deleting the phrase “upon the affirmative vote of a majority of the Disinterested Directors” from the 13th line and 17th line of Section 11(a)(ii)(B).

          4.      Section 23(a) of the Rights Agreement is hereby amended by deleting in its entirety the first proviso phrase ” provided, however, if the Board of Directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (i) and (ii) below, then there must be Disinterested Directors then in office and such authorization shall require the concurrence of a majority of such Disinterested Directors: (i) such authorization occurs on or after the time a Person becomes an Acquiring Person, or (ii) such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event unless, concurrent with such solicitation, such Person (or one or more of its Affiliates or Associates) is making a cash tender offer pursuant to a Schedule TO (or any successor form) filed with the Securities and Exchange

Commission for all outstanding shares of Common Stock not beneficially owned by such Person (or by its Affiliates or Associates);” beginning on the 11th line and ending on the 26th line of Section 23(a). Section 23(a) is further amended by deleting the word “further” after the second proviso therein.

          5.      Section 26 of the Rights Agreement is hereby amended by deleting the parenthetical "(which suspension, following the first occurrence of an event set forth in clauses (i) and (ii) of the first proviso to Section 23(a) hereof, shall be effective only if there are Disinterested Directors and shall require the concurrence of a majority of such Disinterested Directors)” beginning on the 15th line and ending on the 18th line of Section 26. Section 26 is further amended by deleting the parenthetical "(which lengthening or shortening, following the first occurrence of an event set forth in clauses (i) and (ii) of the first proviso to Section 23(a) hereof, shall be effective only if there are Disinterested Directors and shall require the concurrence of a majority of such Disinterested Directors)” beginning on the 19th line and ending on the 22nd line of Section 26.

          6.      Section 28 of the Rights Agreement is hereby amended by deleting the parenthetical "(with, where specifically provided for herein, the concurrence of the Disinterested Directors)” from the 7th line, 10th line and 17th line of Section 28. Section 28 is further amended by deleting the phrase “or the Disinterested Directors” from the second to last line of Section 28.

          7.      The remainder of the Rights Agreement shall remain unchanged, and the Rights Agreement as amended above, shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be fully executed on their behalf as of the date first above written.

KENNAMETAL INC.

By:	/s/ David W. Greenfield

Name:	David W. Greenfield
Title:	Vice President, Secretary and General Counsel

MELLON INVESTOR SERVICES LLC

By:	/s/ Cynthia Pacolay

Name:	Cynthia Pacolay
Title:	Client Services Manager